UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ZENDESK, INC.

(Name of Registrant as Specified In Its Charter)

Light Street Capital Management, LLC

Light Street Mercury Master Fund, L.P.

Light Street SPV7, L.P.

Light Street Tungsten Master Fund, L.P.

Light Street Halo, L.P.

Glen Kacher

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Item 1: On August 29, 2022, Glen Kacher, Chief Investment Officer of Light Street Capital Management, LLC, participated in an interview with CNBC. Portions of the transcript of the interview discussing Zendesk, Inc. are pasted below:

Scott Wapner

Got your letter, it’s a big thick one today too, in which you say you intend to vote against the company’s currently proposed transaction. Why? What’s the problem with it?

Glen Kacher

Well the important thing here, Scott is we’re offering investors, public market investors, a chance to participate in the improvement of the financials of this company. Unfortunately, the current proposal to sell for cash to private equity firms for $1 more than where we’re trading today is not a great outcome for my investors and I have a fiduciary responsibility to them to make sure we are getting the most value for our shares. And what we’ve proposed here is an alternative where we will—along with others invest $2 billion into the company, and then the company will spend $5 billion to buy back more than 50% of the shares in the company. And then we’re going to see this through in the long run and public investors that want to stay with the company are going to benefit from running this company much more profitably, tripling the operating margin in the company. And so, instead of sitting back, letting private equity – we’re big fans of private equity, they do a great job for their investors. But instead of letting them buy the company for cash, cut expenses, run the company much more profitably, get all the benefit for their investors and have the public market investors not benefit, we’re going to do something, we’re going to run that playbook, but we’re going to run it in the public market.

Scott Wapner

It sounds like you just don’t want private equity to own this company. I mean, you know, you said you like private equity.

Glen Kacher

No, we want to own it. We’re putting our money where our mouth is.

Scott Wapner

I hear you, I know you say you like private equity, but you’ve literally just picked apart the private equity model. Right?

Glen Kacher

We want to run their model. We just want the public market investor to get a chance to benefit from it. I think we’re doing the really fair thing for the public market shareholders.

Scott Wapner

You also want to get rid of the CEO and expand the board, right?

Glen Kacher

We have a ton of respect for Mikkel. Mikkel built this company from 2007 till now, started in Copenhagen, bringing it into to the US, I mean, it’s an American dream success story, right? And it’s an incredible company. That’s why we own shares in it. That’s why we want to continue to own shares in this company. And that’s why we think the public investors should, but we have a little bit different plan. We want to see the company run much more profitably. Instead of edging up of the cash flow margin or operating margin of the company, one and a half percentage points a year, we want to triple it. We want to take the company, show how profitable it is – these well-run software-as-a-service enterprise software companies have incredibly stable customer bases. And they provide an incredible amount of value to their customers. The customers don’t want to leave, they want to continue to see great products expand and get better. And so we want to keep doing that and Mikkel has done an incredible job for 15 years building an incredible franchise, but we do want to see it run much more profitably. And that’s the plan we want to go forward with.

Scott Wapner

Well yeah, I know you talk about you want the current shareholders or public investors to reap the rewards of what you think you can deliver here. I’m wondering what you make of the fact that it looks to us as though from recent 13F filings that Jana is no longer a shareholder. Third Point, it looks to me got out recently, at least from their most recent filing. What do you make of that?

Glen Kacher

Well, you know, I can’t speak for them. But what I can say is I think there’s investors that have lost a lot of confidence here. This is a company that had a buyout offer at 127-132 dollars, unsolicited, from including one of the firms here that’s trying to buy it now for 77 and a half.

At the time, Zendesk turned down that offer so that they could pursue a very unpopular, or unpopular with the shareholders, acquisition of Momentive, that transaction, it was well known amongst public shareholders that that no one wanted them to do this deal. And ultimately, the management team lost the shareholder vote 90 to 10 against the transaction to buy Momentive. They also missed the opportunity to sell the company at $130 and now they turn around and think it’s a great idea to sell the company and $77.50 in cash and leave the public market shareholder just standing on the sidelines. That’s not good with us. That’s not good for my investors. And that’s not doing the best for this company that’s not taking this company to the place that it needs to go over the next 3, 5, 10 years. And we’ve laid out an amazing plan in our letter as to explaining what work we would do going forward and also this transaction that we’re proposing as an alternative to keep the company public to buy back over half the shares, and you know, really run the private equity playbook in the public market.

Scott Wapner

Would you support a deal at a higher price? Or you just don’t like this particular pairing, as much as anything else?

Glen Kacher

Well, I think I’ve been pretty public in saying what I think this company can be worth in the future. And it’s multiples of today’s current price. So, I don’t want to say what we would or wouldn’t do under you know, unnamed scenarios. But what I will say I think this company is worth a heck of a lot more than it is today. And we want – we’ve laid out a plan to get there. And so, in that case, you know, that’s what we want to do, we want other shareholders to join us in that plan and to vote for our proposal, and instead of selling this company for basically $1 more than it’s trading today.

Scott Wapner

Let me ask you, I’d hate to miss the opportunity to talk to you about where we started our program with you know what’s going to happen for NASDAQ technology stocks, really, I mean, you are a well-known tech investor—as much as anybody. What are your thoughts your what is your outlook, given this sort of new environment that we find ourselves in?

Glen Kacher

Well, you know, this is a great example, Zendesk is in some ways, a great example of what’s going on. Incredible company, incredible customer base, incredible products. And you know, it’s lost a lot of its value. And it’s still all those things. And I look at the you know, not only Zendesk, but the whole sector and say, this seems like you know, an incredible buying opportunity for our industry. And so, we’re incredibly positive and we like the portfolio that we have built to come out of the current environment that we’re in right now, we’re kind of bouncing along the bottom here and expect that ultimately when investors decide to come back and take more positions in the sector, that we’re in the right stocks that are going to benefit greatest from that re-rating.

Scott Wapner

Doesn’t sound to me like you think we’re going back to the lows of mid-June for NASDAQ, if you suggest that this is a great buying opportunity.

Glen Kacher

Yeah, that’s not my expectation, but you know, everyone’s entitled to their opinion about where we’re headed. And we really look forward and see brighter days coming. You know, I’ve been through this, you know, I started in this career in 1993 been through several major corrections, including, you know, the dot-com debacle and through the global financial crisis, and I look back at those two big corrections and think what we’re going through right now is something of a blip.

Important Information

Light Street Capital Management, LLC (“Light Street”), together with the other participants named herein, intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to urge stockholders of Zendesk, Inc. (the “Company”) to vote on the Company’s proxy card “AGAINST” the proposed merger of the Company with affiliates of funds advised by Hellman & Friedman LLC and Permira Advisers LLC, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

LIGHT STREET STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ LIGHT STREET’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

STOCKHOLDERS OF THE COMPANY ARE ALSO ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, DATED AUGUST 8, 2022, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE COMPANY FROM ITS STOCKHOLDERS FOR USE AT THE COMPANY’S UPCOMING SPECIAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Participant Information

The participants in the proxy solicitation are anticipated to be Light Street, Light Street Mercury Master Fund, L.P., Light Street SPV7, L.P., Light Street Tungsten Master Fund, L.P., Light Street Halo, L.P. and Glen Kacher.

As of the date hereof, Light Street Mercury Master Fund, L.P. (“Mercury”) directly owns 1,257,571 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), Light Street SPV7, L.P. (“SPV7”) directly owns 1,260,549 shares of Common Stock, Light Street Tungsten Master Fund, L.P. (“Tungsten Master Fund”) directly owns 174,400 shares of Common Stock, and Light Street Halo, L.P. (“Halo”) directly owns 33,721 shares of Common Stock. Light Street, as the investment adviser and general partner of Mercury, SPV7, Tungsten Master Fund and Halo, exercises voting and investment power over the Common Stock held for the account of Mercury, SPV7, Tungsten Master Fund and Halo, and as such may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo. Mr. Kacher, as the Chief Investment Officer of Light Street, may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo.

Forward-looking Statements

Certain statements contained in this proxy statement on Schedule 14A, and the documents referenced herein, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives including the proposal set forth herein by Light Street and the other participants named herein. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements, including the facts that the proposal by Light Street and the other participants named herein is non-binding and subject to due diligence and the execution of mutually acceptable definitive documents, may be rejected by the Company, and/or may be subject to certain closing conditions including stockholder approval and therefore such proposal may not be consummated. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.